Exhibit 10.1

RESIGNATION AND GENERAL RELEASE AGREEMENT

This Resignation and General Release Agreement (including the Schedule and Exhibits attached hereto, this “Agreement”), dated and effective as set forth below, is made and entered into by and between Catherine A. Graham (“Employee”), an individual resident of 7008 Brookville Rd., Chevy Chase, Maryland 20815, and Online Resources Corporation, a Delaware corporation (“Company”), with its principal executive office located at 4795 Meadow Wood Lane, Chantilly, Virginia 20151.

In consideration of the mutual covenants, agreements and releases of the Parties and the other valuable consideration contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

1. Scope; Purpose. The Parties mutually acknowledge and agree that Employee has voluntarily elected to resign from her employment with Company effective April 13, 2012 as indicated in her letter of resignation attached to this Agreement as Exhibit A. Accordingly and in view of the foregoing, the Parties agree that the scope and purpose of this Agreement is to avoid, resolve, compromise and settle any and all disputes and/or claims that Employee has or may have arising out of or in any way relating to Employee’s employment with, or resignation from, Company.

2. Time to Consider and Revoke; Effectiveness. Employee shall have twenty one (21) calendar days from and after the Effective Date in which to consider whether to execute this Agreement. Employee’s signature on this Agreement constitutes an express waiver of the 21-day period if Employee signs it before that period expires. Company’s offer to provide the payments and benefits set forth below in this Agreement shall be automatically revoked if Employee has not signed the Agreement and returned it to Company’s Vice President of Human Resources, at Company’s address designated herein, prior to expiration of such 21-day period. Any modification or change to this Agreement during such 21-day period, whether material or not, shall not toll or restart the running of such 21-day period. If Employee timely signs and returns this Agreement, Employee shall have seven (7) calendar days after the date on which Employee signed the Agreement to revoke this Agreement (the “Employee Revocation”) in the manner provided herein. This Agreement shall not be effective or enforceable, nor shall any payment of the benefits described in Section 3 hereof be paid or made available to Employee, unless and until such 7-day Employee Revocation period has expired. Employee agrees that in order for the Employee Revocation to be effective, the Employee Revocation must be delivered in writing to Company’s Vice President of Human Resources, at Company’s address designated herein, before the 7-day Employee Revocation period has expired. This Agreement shall become effective and enforceable on the eighth (8th) calendar day after Employee signs and does not revoke this Agreement (such date, the “Effective Date”).

3. Consideration; Restricted Period. Employee agrees that as good and valuable consideration for, and provided Employee signs, does not revoke and complies with, this Agreement and the Release Agreement attached as Exhibit B to this Agreement (the “Release Agreement”) and complies with Employee’s promises, covenants and undertakings set forth herein, Company shall pay and provide to Employee the payments, benefits and other consideration set forth in this Section 3 and elsewhere in this Agreement. Employee shall not execute the Release Agreement prior to the Effective Date.

(a) Company shall make a one-time, lump-sum payment to Employee in the amount of $346,154.00, which is equal to 72 weeks of Employee’s current annual base salary rate, less and net of all applicable taxes, withholding and payroll deductions, and which shall be payable pursuant to Company’s regular payroll policies and practices on the first Company payroll date that is at least eight (8) days after the date on which Employee signs and returns the Release Agreement to the Company. For purposes of this Agreement, the seventy-two (72) week period that begins on the Effective Date (and automatically expires on the date that is 72 weeks thereafter) shall be defined and referred to herein as the “Restricted Period.”

(b) In addition, Company shall make a one-time, lump-sum payment to Employee in the amount of $279,167.00, which represents 100% of Company’s applicable 2012 bonus target for Employee’s completed

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service with Company through the Effective Date plus 100% of Employee’s applicable 2012 bonus target for the duration of the Restricted Period, less and net of all applicable taxes, withholding and payroll deductions, and which shall be payable pursuant to Company’s regular payroll policies and practices on the first Company payroll date that is at least eight (8) days after the date on which Employee signs and returns the Release Agreement to the Company.

(c) In the event that Employee elects to continue participation in the Company’s group medical, dental and vision insurance plans pursuant to the provisions of the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (which Employee may do, to the extent permitted by COBRA, regardless of whether Employee accepts this Agreement), Company shall, during the period commencing on the Effective Date and expiring on the date that is 12 months thereafter, pay the portion of Employee’s monthly COBRA premium for such medical, dental and vision coverage equal to the portion the Company contributed for Employee on a monthly basis prior to the Effective Date. Notwithstanding any other provision of this Agreement, Company’s foregoing obligation shall cease on the date Employee becomes eligible to receive medical, dental and vision insurance benefits through any other employer, and Employee shall provide Company with written notice immediately upon securing such employment and upon becoming eligible for such benefits. Employee acknowledges that she may contact Company’s Benefits & HRIS Manager directly, as may be necessary, for further details pertaining to the foregoing COBRA-related benefits.

(d) The vesting schedule for certain time-based and performance-based equity award grants issued to Employee under applicable Company plans prior to the Effective Date (collectively, “Equity Grants”) shall accelerate and vest on a monthly basis as of the Effective Date, as summarized in Schedule A to this Agreement; and all such Equity Grants that would have vested monthly during the Restricted Period shall vest (ratably based on the term of the Restricted Period) as of the Effective Date. Company shall permit Employee to exercise any such Equity Grants at any time (or from time to time) following the Effective Date and during the Restricted Period (but not thereafter) in accordance with all applicable Company plan terms and conditions, and Company policies and procedures as may be amended or supplemented from time to time by Company in its sole and absolute discretion.

4. General Release of Claims. In consideration of Company’s promises, agreements and undertakings set forth in this Agreement, Employee, on behalf of Employee and Employee’s heirs, representatives and assigns, hereby waives and fully releases to the fullest extent permitted by applicable law Company, and Company’s current and former shareholders, security holders, directors, officers, employees, agents, employee benefit plans, benefit plan administrators and fiduciaries, insurers, attorneys, affiliates, subsidiaries, parents, successors, predecessors and assigns, and any other persons or entities acting by, through, under or in concert with any of such aforementioned persons or entities (collectively, the “Releasees”), from any and all complaints, claims, demands, suits, disputes, damages, losses, costs, actions, obligations, liabilities and causes of action of any kind, whether known or unknown, arising out of any event, act or omission occurring on or before the day Employee signs this Agreement, including, but not limited to, claims arising out of Employee’s employment or the cessation of Employee’s employment with the Company, claims arising out of the Employment Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001-1461, the Maryland Fair Employment Practices Act, Article 49B, section 1 et seq., Md. Code Ann., and the Virginia Human Rights Act, claims arising out of or relating to the Change in Control Severance Agreement between Employee and the Company dated May 13, 2009 (the “CIC Agreement”) or the Company’s Severance Pay Policy, claims arising by virtue of Employee’s status as a shareholder of the Company, claims for breach of contract or the covenant of good faith and fair dealing, claims for wrongful termination or constructive discharge, defamation, intentional or negligent infliction of emotional distress, fraud, negligence, invasion of privacy, and all other torts, claims for negligent hiring, negligent retention, negligent supervision, negligent training, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. Employee also releases any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims to stock options, claims to the vesting of stock options, claims arising out of or relating to equity or other ownership interest in the Company, commissions, attorneys’ fees, or any other compensation. Employee agrees that Employee is not entitled to any additional payment or benefits from the

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Company, except as expressly set forth in this Agreement. Employee further agrees that Employee has suffered no harassment, retaliation, employment discrimination, or work-related injury or illness. Employee further acknowledges and represent that Employee (i) has been fully paid (including, but not limited to, any overtime to which Employee is entitled, if any) for hours Employee worked for the Company and (ii) does not claim that the Company violated or denied Employee’s rights under the Fair Labor Standards Act.

Notwithstanding the foregoing, this release does not cover any claims that cannot be waived by law, and Employee is not releasing herein any claims for vested benefits under the Company’s benefit plans (such as pension or medical plan), any rights to benefits under applicable workers’ compensation statutes or government- provided unemployment benefits, any claims under applicable federal or state securities laws, any rights to enforce this Agreement, or any claims challenging the validity of this Agreement. Nor does this release preclude Employee from filing a charge with the Equal Employment Opportunity Commission or any other governmental administrative agency; provided, however, that Employee does by this release waive Employee’s right to any monetary recovery should the Equal Employment Opportunity Commission or any other governmental administrative agency pursue any claims on Employee’s behalf. The releases set forth in this Section 4 will not preclude or cancel whatever right to indemnification or other otherwise which Employee may have under the Company’s Certificate of Incorporation, as amended and restated, or under the Company’s applicable corporate insurance policies, as may be amended, modified or supplemented from time to time (in Company’s sole and absolute discretion).

5. Covenant not to Sue. In further consideration of Company’s promises, agreements and undertakings set forth in this Agreement, Employee, on behalf of Employee and Employee’s heirs, representatives and assigns, hereby agrees and covenants, to the fullest extent permitted by applicable law, not to commence, maintain, prosecute or participate in any action or proceeding of any kind against the Releasees (or any of them) based on any of the claims waived and released in Section 4 of this Agreement. Notwithstanding the foregoing, this covenant not to sue does not preclude Employee from enforcing the terms of this Agreement, challenging the validity of this Agreement, or filing an action in civil court or a charge before a governmental agency under any statute that prohibits such a covenant not to sue.

6. Non-Assistance. Employee agrees that except as required by a lawful and valid court order or subpoena, Employee will not (a) cooperate or participate in the investigation or prosecution of any claim, suit, dispute or action against the Releasees or (b) assist, incite or encourage others to assert any claim, suit, dispute or action against the Releasees.

7. Further Employee Acknowledgements. Employee represents, acknowledges and agrees that: (a) the payments and benefits identified in Section 3 above are above and beyond any amounts that Company may otherwise owe Employee; (b) Employee has received all compensation, wages, bonuses, commissions, vacation pay and benefits to which Employee is entitled, and that no other compensation, wages, bonuses, commissions, vacation pay and benefits are due to Employee; (c) Employee has not suffered any on-the-job injury for which Employee has not already filed a claim; (d) Employee has not filed any lawsuits or arbitrations against the Company, or filed or caused to be filed any charges or complaints against the Company with any municipal, state or federal agency charged with the enforcement of any law; (e) Employee does not possess any rights or claims to any current or future employment with Company, and that Company is free to reject any future application or request for employment made by Employee or on Employee’s behalf; (f) this Agreement is written in a manner that Employee understands; (g) Employee does not release or waive rights or claims that may arise after Employee signs this Agreement; and (h) nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by Company or its shareholders, officers, directors, employees or agents.

8. Confidentiality and Non-Disclosure Covenants; Return and Assignment of Property.

(a) Employee covenants and agrees that she shall protect and keep entirely secret and confidential, and shall not use or disclose to any person or entity, in any manner or for any purpose whatsoever, any

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information of or belonging to Company that is not available to the general public and/or not generally known outside Company and to which Employee has had access during the course of Employee’s employment by Company, including (without limitation) Company’s confidential, proprietary and trade secret information and any information relating to or arising from: this Agreement (subject to Section 12 below); Company’s business, finances or operations; its plans, strategies, prospects or objectives; its products, services, technology, processes, know-how or specifications; its research and development operations, processes or plans; its customers, partners and clients, and customer, partner and client lists and related data; its manufacturing, distribution, sales, service, support and marketing practices and operations; its financial conditions and results of operations; its pricing, pricing strategies and costs; its operational strengths and weaknesses; its personnel and compensation policies, procedures and transactions; and any and all information of third parties for which the Company has (or reasonably can be expected by Employee to have) an obligation to maintain as confidential. The foregoing materials and information (whether in original, copy or duplicate form) shall be collectively referred to herein as “Confidential Information.”

(b) Within then (10) days after the Effective Date, Employee shall return to the Company: (i) all Confidential Information within Employee’s possession or control (whether in electronic or hard copy form); (ii) all other documents, data, material, details and copies thereof in any form (whether in electronic or hard copy form) that are the property of the Company, whether or not created or developed by Employee, whether using Company’s resources or otherwise; and (iii) all other property belonging to Company, including, without limitation, all computer equipment (except as otherwise agreed) and associated passwords, property passes, keys, credit cards, business cards, and identification badges. The foregoing materials and information shall be returned and delivered to Company’s Vice President of Human Resources at its address designated herein.

(c) Employee shall fully disclose to Company on the Effective Date, and shall assign, transfer and deliver to Company, Employee’s entire right, title and interest in and to all ideas, concepts, inventions, improvements and discoveries, including those related to software, whether or not patented or patentable, and any and all writings, including those related to software, regardless of the media and whether or not copyrighted or copyrightable (“Properties”), that are conceived, made or reduced to practice by Employee individually or jointly with any other person or persons during the period of Employee’s employment by Company, provided that such Properties arise from or relate to work that Employee has done on behalf of Company, relate to the business of any projects of Company, or involve the use of Company’s equipment, facilities or time.

9. Covenants not to Compete, Hire Employees, or Solicit Customers. It is acknowledged and agreed by the Parties that Employee, through her employment with Company, has acquired a considerable amount of knowledge and goodwill with respect to the business, operations, customers and personnel of Company, which knowledge and goodwill are extremely valuable to Company and which would be extremely detrimental to Company if used by Employee to compete with or otherwise harm Company or its business. It is, therefore, further acknowledged and agreed by the Parties that because of the nature of Company’s business, it is necessary to afford commercially reasonable and fair protection to Company from such competition (or potential competition) by Employee. Consequently, as a material inducement to Company to enter into this Agreement, Employee covenants and agrees, further, as follows:

(a) Non-Competition. During the Restricted Period, Employee shall not (whether as an employee, consultant, contractor, agent, advisor, principal, partner, owner, corporate officer or director) directly or indirectly render services that are similar to those rendered by Employee to Company to any of the following companies or their respective affiliates, whether at or from Employee’s residence address, or within a geographic range of 75 miles thereof, or at the principal business office of each of the following, or within a range of 75 miles thereof: (i) Fiserv, Inc.; (ii) Fidelity National Information Services, Inc.; (iii) Yodlee, Inc.; (iv) Jack Henry & Associates, Inc.; (v) S1 Corp.; (vi) Open Solutions Inc.; (vii) Harland Financial Solutions; (viii) Q2 Software, Inc.; or (ix) Autoscribe Corporation (each, a “Competing Business”).

(b) Non-Solicitation of Customers. During the Restricted Period, Employee shall not directly or indirectly (i) solicit or induce, or attempt to solicit or induce, any customer, client, partner, licensee, licensor,

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supplier, vendor or other person or entity then having a business relationship with Company or its affiliates to cease doing business with Company or its affiliates, or (ii) in any way knowingly interfere with such a business relationship involving Company or its affiliates.

(c) Non-Hiring of Employees. During the Restricted Period, Employee shall not directly or indirectly (i) solicit, hire or engage any person who is then an employee of Company, or (ii) encourage or induce any such employee to resign or terminate her or her employment with Company; provided, however, that the foregoing restrictions shall not apply to the hiring or engagement of Company employees who may respond to internet or other advertisements of general circulation and not specifically targeted at such employees.

The covenants set forth in this Section 9 are severable and separate, and any finding of the invalidity or unenforceability of any specific covenant shall not affect the validity or enforceability of any other covenant. Moreover, in the event any court of competent jurisdiction shall fully and finally determine that any restrictions set forth herein are unreasonable, then it is the intention of the parties hereto that such restrictions be enforced to the fullest extent that such court deems reasonable.

10. Material Inducement; Certain Remedies. For the avoidance of doubt, Employee acknowledges and agrees that the covenants entered into pursuant to Section 9 above are essential elements of this Agreement, are a material inducement for Company to enter into this Agreement, and that the breach of any of those covenants would be a material breach of this Agreement. Employee further acknowledges and agrees that Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9, or of the confidentiality/non-disclosure provisions of Section 8, would be inadequate. In recognition of the foregoing facts, Employee agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company will be entitled to obtain equitable relief in the form of temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available, without bond or security, restraining Employee from engaging in the activities prohibited by Sections 8 and 9 hereof, or such other relief as may be required specifically to enforce this Agreement.

11. No Detrimental Communications. Employee expressly agrees that, except to the extent required by law, Employee will not disclose or cause to be disclosed any negative, adverse, damaging or derogatory comments or information about the Releasees or their business or prospects for the future, and will not make any such comments or provide such information to any public official, to any person associated with any media, to the general public, or to any other person or entity. Except to the extent required by applicable law, Company will instruct its current officers and directors (determined as of the Effective Date) to avoid the disclosure of any negative, adverse, damaging or derogatory comments or information about Employee or her employment with Company.

12. Future Assistance. Employee agrees that Company may (but shall not be required to) seek the reasonable assistance, cooperation or testimony of Employee in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of Employee and related to Employee’s former position with Company. In such event, Employee agrees to be reasonably available to, and fully assist and cooperate with, Company, provided that (a) Company will pay Employee’s reasonable expenses (including reasonable travel expenses and attorneys’ fees, as may be required) in connection with such assistance and cooperation, and (b) in the event that such assistance and cooperation at the request of the Company may require a material portion of Employee’s time and effort, Company also will pay Employee a consulting services fee at the rate of $1,500 per day worked by Employee in such instance, subject to the additional terms and conditions of a commercially reasonable consulting services agreement to be entered into by the parties in respect of such work.

13. Unawareness of Potential Liability. Employee represents and warrants that Employee is unaware of any conduct or action engaged in by Employee, or by any employee who reported to Employee to the extent Employee is reasonably aware of, that is or would be reasonably likely to lead to legal claims or actions against Company or its shareholders, officers, directors, employees or agents, or to expose them to any form of civil or criminal liability. Employee agrees that if Employee becomes aware of any information involving potential

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liability of the Company (or its shareholders, officers, directors, employees or agents) arising out of or in connection with Employee’s employment by the Company, Employee shall immediately disclose such information to the Company’s Vice President of Human Resources.

14. Unawareness of Claims; Authority. Employee represents and warrants, further, that Employee is unaware of any claim, right, demand, debt, action, obligation, liability or cause of action that Employee may have against Company, or its shareholders, directors, officers, employees or agents, that has not been released by this Agreement. Employee represents and warrants, further, that Employee has the sole right and authority to execute this Agreement, and has not sold, assigned, transferred, conveyed, or otherwise disposed of any claims or demands relating to any rights surrendered under or by virtue of this Agreement.

15. No Waiver. The failure of the Company to insist, in any one or more instances, on compliance with or performance of any of the terms, covenants or conditions of this Agreement, or to exercise any of its rights, shall not be construed as a waiver or relinquishment of such term, covenant, condition or right with respect to further compliance with or performance.

16. Severability; Choice of Law; Venue. The Parties agree that should any of the provisions of this Agreement be determined to be invalid or unenforceable by a court, governmental agency, or arbitrator of competent jurisdiction, such determination shall not affect the enforceability of the other provisions. The validity, construction and performance of this Agreement shall be governed by, and construed and enforced in accordance with, the applicable laws of the State of Maryland without regard to that state’s principles regarding conflict of laws or choice of laws. The Parties agree that any and all claims arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Maryland. The Parties consent to the personal jurisdiction of the state and/or federal courts located in Maryland. The Parties waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts. Nothing in this Agreement prohibits a Party from seeking specific performance, injunctive, other equitable relief, and/or damages as a remedy for a breach or threatened breach of this Agreement. The Company shall, if it is the prevailing Party in any litigation or other legal proceeding arising out of, or relating to, this Agreement, be entitled to recover from Employee (in addition to other relief awarded or granted) its reasonable costs and expenses, including related attorneys fees in the amount determined by the appropriate trial court or appellate court.

17. Interpretation, Completeness and Modification of Agreement. The Parties agree that: this Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either of the Parties hereto; this Agreement merges and supersedes any and all other agreements or understandings, whether oral, implied, or in writing, between them with respect to the subject matters hereof, including, but not limited to, the CIC Agreement and the Company’s Severance Pay Policy, and contains all of the covenants and agreements between them with respect to such matters in their entirety; no representations, inducements, promises or agreements, oral or otherwise, have been made by either of the Parties, or anyone acting on behalf of either of them, that are not embodied herein, and no other agreement, statement or promise not contained in this Agreement shall be valid or binding; and any modification to this Agreement will be effective only if it is in writing and signed by the Parties hereto.

18. Notice. Any notice which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if (a) mailed by prepaid registered mail, (b) sent by nationally recognized overnight courier, or (c) served personally upon the Party for whom it is intended, and in each event shall be addressed (i) to Employee and (ii) Company’s General Counsel, at the notice address for each (as the case may be) provided in the Preamble to this Agreement. The date of receipt of any notice under this Agreement shall be as follows: (x) if served personally, on the date of delivery thereof; (y) if sent by overnight courier, on the next business day after deposit with such courier; and (z) if mailed, on the third business day after mailing.

21. Additional Representations. Employee herewith acknowledges and represents that the sole and exclusive reason for her separation from Company, as reflected in this Agreement, is Employee’s voluntary and

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independent election to resign from Company. Employee represents and warrants, further, that: (a) Employee has carefully read and fully understands all the provisions of this Agreement; (b) Employee is, through this Agreement, among other things releasing the Company from any and all claims Employee may have against it; (c) Employee is signing this Agreement knowingly and voluntarily, free from any duress or coercion; and (d) Employee has been advised by the Company to consult with independent legal counsel of Employee’s own choosing in deciding whether to execute and enter into this Agreement.

IN WITNESS WHEREOF, Employee and Company have duly executed and delivered this Resignation and General Release Agreement:

EMPLOYEE:

Catherine A. Graham

Signature:

Dated: March 22, 2012

COMPANY:

By:
Joseph L. Cowan
President and Chief Executive Officer

Dated: March 22, 2012

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SCHEDULE A

Unvested Company Equity (Restricted Stock Unit

(“RSU”)) grants to Employee as of Effective Date –

Vesting under Section 3(d)

Grant No.	Original Vest date	No. RSUs	Description

0004903	5/11/2012	6,163	All will vest - original time vesting
0004903	5/11/2013	6,162	All will vest - original time vesting
0005102	8/15/2012	27,833	All will vest - original time vesting
0005102	2/15/2012	27,833	All will vest - original time vesting

		67,991

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EXHIBIT A

Catherine A. Graham

7008 Brookville Road

Chevy Chase, Maryland 20815

March 22, 2012

By hand delivery

Board of Directors

Online Resources Corporation

4795 Meadow Wood Lane

Chantilly, Virginia 20151

Attention: Joseph L. Cowan

Chief Executive Officer and Director

Re:   Letter of Resignation

Dear Joe and Members of the Board:

Please be advised that I herewith submit my resignation of my position and employment with Online Resources Corporation (the “Company”) as Executive Vice President and Chief Financial Officer of the Company effective April 13, 2012, subject to the executed Resignation and General Release Agreement between the Company and me. Thank you.

Sincerely,

Catherine A. Graham

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EXHIBIT B

Release Agreement

This Release Agreement (the “Agreement”), by and between Catherine A. Graham (“Employee”) and Online Resources Corporation (the “Company”) (collectively, the “Parties”) is entered into and effective as of April 13, 2012 (the “Release Date”).

1. Release. In exchange for the Consideration set forth in Section 3 of the Resignation and General Release Agreement between the Parties dated March 22, 2012 (the “Resignation Agreement”), incorporated herein by reference, Employee, on behalf of Employee and Employee’s heirs, representatives and assigns, releases and discharges the Company1 from any and all claims or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day. Employee signs this Agreement, including, but not limited to, claims arising out of Employee’s employment or the cessation of Employee’s employment with the Company, claims arising out of the Employment Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001-1461, the Maryland Fair Employment Practices Act, Article 49B, section 1 et seq., Md. Code Ann., and the Virginia Human Rights Act, claims arising out of or relating to the Resignation Agreement, claims arising out of or relating to the Change in Control Severance Agreement between Employee and the Company dated May 13, 2009 (the “CIC Agreement”) or the Company’s Severance Pay Policy, claims arising by virtue of Employee’s status as a shareholder of the Company, claims for breach of contract or the covenant of good faith and fair dealing, claims for wrongful termination or constructive discharge, defamation, intentional or negligent infliction of emotional distress, fraud, negligence, invasion of privacy, and all other torts, claims for negligent hiring, negligent retention, negligent supervision, negligent training, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law; Employee also releases any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims to stock options, claims to the vesting of stock options, claims arising out of or relating to equity or other ownership interest in the Company, commissions, attorneys’ fees, or any other compensation. Employee agrees that Employee is not entitled to any additional payment or benefits from the Company, except as expressly set forth in this Agreement. Employee further agrees that Employee has suffered no harassment, retaliation, employment discrimination, or work-related injury or illness. Employee further acknowledges and represent that Employee (i) has been fully paid (including, but not limited to, any overtime to which Employee is entitled, if any) for hours Employee worked for the Company and (ii) does not claim that the Company violated or denied Employee’s rights under the Fair Labor Standards Act. Notwithstanding the foregoing, this release does not cover any claims that cannot be waived by law, and Employee is not releasing herein any claims for vested benefits under the Company’s benefit plans (such as pension or medical plan), any rights to benefits under applicable workers’ compensation statutes or government-provided unemployment benefits, any claims under applicable federal or state securities laws, any rights to enforce this Agreement, or any claims challenging the validity of this Agreement. Nor does this release preclude Employee from filing a charge with the Equal Employment Opportunity Commission or any other governmental administrative agency; provided, however, that Employee does by this release waive Employee’s right to any monetary recovery should the Equal Employment Opportunity Commission or any other governmental administrative agency pursue any claims on Employee’s behalf. The releases set forth in this Section 4 will not preclude or cancel whatever right to indemnification or other otherwise which Employee may have under the Company’s Certificate of Incorporation, as amended and restated, or under the Company’s applicable corporate insurance policies, as may be amended, modified or supplemented from time to time (in Company’s sole and absolute discretion).

2. ADEA/OWBPA Waiver. By agreeing to this provision and in exchange for the Consideration set forth in Section 3 of the Resignation Agreement, Employee releases and waives any right or claim against the Company1 arising out of Employee’s employment or the termination of Employee’s employment with the

[1]	For purposes of Sections 1, 2, and 3 of this Agreement, the term “Company” means the Company, and Company’s current and former shareholders, security holders, directors, officers, employees, agents, employee benefit plans, benefit plan administrators and fiduciaries, insurers, attorneys, affiliates, subsidiaries, parents, successors, predecessors and assigns, and any other persons or entities acting by, through, under or in concert with any of such aforementioned persons or entities.

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Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), and the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”) (such release and waiver referred to as the “Waiver”). Employee understands and agrees that: (a) this Agreement is written in a manner that Employee understands; (b) Employee does not release or waive rights or claims that may arise after Employee signs this Agreement; (c) Employee waives rights and claims Employee may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which Employee is already entitled; (d) Employee is advised to consult with an attorney before signing this Agreement; (e) Employee has twenty one (21) calendar days (the “Offer Period”) from receipt of this Agreement to consider whether to sign this Agreement. If Employee signs before the end of the Offer Period, Employee acknowledges that Employee’s decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period. Employee agrees that changes or revisions to this Agreement, whether material or immaterial, do not restart the running of the Offer Period; (f) Employee has seven (7) calendar days after signing this Agreement to revoke this Agreement (the “Revocation Period”). If Employee revokes, this Agreement shall not be effective or enforceable and Employee shall not be entitled to the Consideration set forth in Section 3 of the Resignation Agreement. To be effective, the revocation must be in writing and received by the Company’s Vice President of Human Resources at the Company’s address as designated in the Resignation Agreement, prior to expiration of the Revocation Period; and (g) this Waiver shall not become effective or enforceable until the Revocation Period has expired.

3. No Admission of Liability. This Agreement is not an admission of liability by the Company1. The Company denies any liability whatsoever. The Company enters into this Agreement to reach a mutual agreement concerning Employee’s resignation from the Company.

4. Entire Agreement. This Agreement and the Resignation Agreement (collectively, the “Agreements”) constitute the entire agreement between the Parties. These Agreements supersede any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Employee’s employment with the Company and the termination of that employment. Other than this Agreement, no other representation, promise or agreement has been made with Employee to cause Employee to sign this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Release Agreement as of the Release Date.

COMPANY:	EMPLOYEE:

Online Resources Corporation	Catherine A. Graham

By:
Joseph L. Cowan
President and Chief Executive Officer

Date: April 17, 2012	Date: April 13, 2012

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